EXHIBIT 12.1


                       FREEPORT-McMoRan COPPER & GOLD INC.

Computation of Ratio of Earnings to Fixed Charges:

                                             Years Ended December 31,
                                   1996      1997      1998      1999      2000
                                 --------  --------  --------  --------  --------
                                               (In Thousands)
Income from continuing operations$226,249  $245,108  $153,848  $136,467  $ 76,987
Add:
Provision for income taxes        247,168   231,315   170,566   195,653   159,573
Minority interests' share
 of net income                     48,529    40,343    37,012    48,714    36,680
Interest expense, net             117,291   151,720   205,588   194,069   205,346
Rental expense factor(a)              457       240       323       188         -
                                 --------  --------  --------  --------  --------
Earnings available for
 fixed charges                   $639,694  $668,726  $567,337  $575,091  $478,586
                                 ========  ========  ========  ========  ========

Interest expense, net            $117,291  $151,720  $205,588  $194,069  $205,346
Capitalized interest               22,979    23,021    19,612     3,768     7,216
Rental expense factor(a)              457       240       323       188         -
                                 --------  --------  --------  --------  --------
Fixed charges                    $140,727  $174,981  $225,523  $198,025  $212,562
                                 ========  ========  ========  ========  ========

Ratio of earnings to
 fixed charges(b)                    4.5x      3.8x      2.5x      2.9x      2.3x
                                     ====      ====      ====      ====      ====


Computation of Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends:

                                             Years Ended December 31,
                                   1996      1997      1998      1999      2000
                                 --------  --------  --------  --------  --------
                                               (In Thousands)
Income from continuing operations$226,249  $245,108  $153,848  $136,467  $ 76,987
Add:
Provision for income taxes        247,168   231,315   170,566   195,653   159,573
Minority interests' share
 of net income                     48,529    40,343    37,012    48,714    36,680
Interest expense, net             117,291   151,720   205,588   194,069   205,346
Rental expense factor(a)              457       240       323       188         -
                                 --------  --------  --------  --------  --------
Earnings available for
 fixed charges                   $639,694  $668,726  $567,337  $575,091  $478,586
                                 ========  ========  ========  ========  ========

Interest expense, net            $117,291  $151,720  $205,588  $194,069  $205,346
Capitalized interest               22,979    23,021    19,612     3,768     7,216
Rental expense factor(a)              457       240       323       188         -
Preferred dividends(c)            101,083    65,896    65,847    68,697    72,717
                                 --------  --------  --------  --------  --------
Fixed charges                    $241,810  $240,877  $291,370  $266,722  $285,279
                                 ========  ========  ========  ========  ========

Ratio of earnings to
 fixed charges(b)                    2.6x      2.8x      1.9x      2.2x      1.7x
                                     ====      ====      ====      ====      ====

a. Portion of rent deemed representative of an interest factor.
b. For purposes of this calculation, earnings consist of income from continuing operations before income taxes, minority interests and fixed charges. Fixed charges include interest and that portion of rent deemed representative of interest.
c. For purposes of this calculation, we assume that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements.